Exhibit 99.1

GM FINANCIAL REPORTS FULL YEAR AND FOURTH QUARTER 2020
OPERATING RESULTS

•Full year net income of $2.0 billion; fourth quarter net income of $776 million
•Full year retail loan and operating lease originations of $49.8 billion; $13.6 billion for the fourth quarter
•Earning assets of $100.2 billion at December 31, 2020
•Available liquidity of $27.6 billion at December 31, 2020

FORT WORTH, TEXAS February 10, 2021 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $776 million for the quarter ended December 31, 2020, compared to $893 million for the quarter ended September 30, 2020, and $377 million for the quarter ended December 31, 2019. Net income was $2.0 billion for the year ended December 31, 2020 compared to $1.6 billion for the year ended December 31, 2019.

Retail loan originations were $7.6 billion for the quarter ended December 31, 2020, compared to $7.3 billion for the quarter ended September 30, 2020, and $5.5 billion for the quarter ended December 31, 2019. Retail loan originations for the year ended December 31, 2020 were $30.1 billion, compared to $25.1 billion for the year ended December 31, 2019. The outstanding balance of retail finance receivables, net of fees was $51.3 billion at December 31, 2020, compared to $42.3 billion at December 31, 2019.

Operating lease originations were $6.0 billion for the quarter ended December 31, 2020, compared to $5.5 billion for the quarter ended September 30, 2020, and $5.4 billion for the quarter ended December 31, 2019. Operating lease originations for the year ended December 31, 2020 were $19.7 billion, compared to $22.4 billion for the year ended December 31, 2019. Leased vehicles, net was $39.8 billion at December 31, 2020, compared to $42.1 billion at December 31, 2019.

The outstanding balance of commercial finance receivables, net of fees was $9.1 billion at December 31, 2020, compared to $12.1 billion at December 31, 2019.

Retail finance receivables 31-60 days delinquent were 2.1% of the portfolio at December 31, 2020 and 3.2% at December 31, 2019. Accounts more than 60 days delinquent were 0.8% of the portfolio at December 31, 2020 and 1.3% at December 31, 2019.

Annualized net charge-offs were 0.9% of average retail finance receivables for the quarter ended December 31, 2020 and 1.8% for the quarter ended December 31, 2019. For the year ended December 31, 2020, net charge-offs were 1.3%, compared to 1.6% for the year ended December 31, 2019.

The Company had total available liquidity of $27.6 billion at December 31, 2020, consisting of $5.1 billion of cash and cash equivalents, $19.0 billion of borrowing capacity on unpledged eligible assets, $0.5 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment in joint ventures that conduct automotive finance operations in China were $34 million for the quarter ended December 31, 2020, compared to $46 million for the quarter ended September 30, 2020, and $40 million for the quarter ended December 31, 2019. Earnings for the year ended December 31, 2020 were $147 million, compared to $166 million for the year ended December 31, 2019.

About GM Financial

General Motors Financial Company, Inc. is the wholly-owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. In lieu of a conference call, management recorded remarks addressing the Company’s results of operations for the quarter and full year ended December 31, 2020. This recording, along with the presentation slides and this release, will be posted to the Company’s website on February 10, 2021 by 11:00 a.m. central time. The recording and materials can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

Forward-Looking Statements

This release contains several “forward-looking statements.” Forward-looking statements are those that use words such as “believe,” “expect,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future” or “anticipate” and other comparable expressions. These words indicate future events and trends. Forward-looking statements are our current views with respect to future events and financial performance. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. The most significant risks are detailed from time to time in our filings and reports with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2020 and our subsequent quarterly reports on Form 10-Q. Such risks include - but are not limited to - the length and severity of the COVID-19 pandemic; GM's ability to sell new vehicles that we finance in the markets we serve; dealers' effectiveness in marketing our financial products to consumers; the viability of GM-franchised dealers that are commercial loan customers; the sufficiency, availability and cost of sources of financing, including credit facilities, securitization programs and secured and unsecured debt issuances; the adequacy of our underwriting criteria for loans and leases and the level of net charge-offs, delinquencies and prepayments on the loans and leases we purchase or originate; our ability to effectively manage capital or liquidity consistent with evolving business or operational needs, risk management standards and regulatory or supervisory requirements; the adequacy of our allowance for loan losses on our finance receivables; our ability to maintain and expand our market share due to competition in the automotive finance industry from a large number of banks, credit unions, independent finance companies and other captive automotive finance subsidiaries; changes in the automotive industry that result in a change in demand for vehicles and related vehicle financing; the effect, interpretation or application of new or existing laws, regulations, court decisions and accounting pronouncements; adverse determinations with respect to the application of existing laws, or the results of any audits from tax authorities, as well as changes in tax laws and regulations, supervision, enforcement and licensing across various jurisdictions; the prices at which used vehicles are sold in the wholesale auction markets; vehicle return rates, our ability to estimate residual value at lease inception and the residual value performance on vehicles we lease; interest rate fluctuations and certain related derivatives exposure; our joint ventures in China, which we cannot operate solely for our benefit and over which we have limited control; changes in the determination of LIBOR and other benchmark rates; our ability to secure private customer and employee data or our proprietary information, manage risks related to security breaches and other disruptions to our networks and systems and comply with enterprise data regulations in all key market regions; foreign currency exchange rate fluctuations and other risks applicable to our operations outside of the U.S.; and changes in local, regional, national or international economic, social or political conditions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. It is advisable not to place undue reliance on any forward-looking statements. We undertake no obligation to, and do not, publicly update or revise any forward-looking statements, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

General Motors Financial Company, Inc.
Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Revenue
Finance charge income	$1,025	$1,033	$3,996	$4,071
Leased vehicle income	2,327	2,496	9,530	10,032
Other income	74	107	305	451
Total revenue	3,426	3,636	13,831	14,554
Costs and expenses
Operating expenses	393	433	1,490	1,564
Leased vehicle expenses	1,280	1,660	5,882	6,685
Provision for loan losses	57	222	881	726
Interest expense	691	863	3,023	3,641
Total costs and expenses	2,421	3,178	11,276	12,616
Equity income	34	40	147	166
Income before income taxes	1,039	498	2,702	2,104
Income tax provision	263	121	693	537
Net income	776	377	2,009	1,567
Less: cumulative dividends on preferred stock	29	22	98	90
Net income attributable to common shareholder	$747	$355	$1,911	$1,477

Consolidated Balance Sheets
(Unaudited, in millions)

	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$5,063	$3,311
Finance receivables, net	58,390	53,473
Leased vehicles, net	39,819	42,055
Goodwill	1,173	1,185
Equity in net assets of non-consolidated affiliates	1,581	1,455
Related party receivables	643	678
Other assets	7,156	7,060
Total assets	$113,825	$109,217
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$39,982	$39,959
Unsecured debt	52,443	48,979
Deferred income	3,048	3,648
Related party payables	269	82
Other liabilities	4,485	3,823
Total liabilities	100,227	96,491
Total shareholders' equity	13,598	12,726
Total liabilities and shareholders' equity	$113,825	$109,217

Operational and Financial Data
(Unaudited, Dollars in millions)

	Three Months Ended December 31,		Years Ended December 31,
Originations	2020	2019	2020	2019
Retail finance receivables originations	$7,620	$5,468	$30,111	$25,150
Lease originations	$5,961	$5,402	$19,698	$22,366

	Three Months Ended December 31,		Years Ended December 31,
Average Earning Assets	2020	2019	2020	2019
Average retail finance receivables	$50,087	$42,112	$46,313	$42,112
Average commercial finance receivables	8,939	12,184	9,713	12,429
Average finance receivables	59,026	54,296	56,026	54,541
Average leased vehicles, net	39,621	42,346	40,345	42,881
Average earning assets	$98,647	$96,642	$96,371	$97,422

Ending Earning Assets	December 31, 2020	December 31, 2019
Retail finance receivables, net of fees	$51,288	$42,268
Commercial finance receivables, net of fees	9,080	12,149
Leased vehicles, net	39,819	42,055
Ending earning assets	$100,187	$96,472

Finance Receivables	December 31, 2020	December 31, 2019
Retail
Retail finance receivables, net of fees	$51,288	$42,268
Less: allowance for loan losses	(1,915)	(866)
Total retail finance receivables, net	49,373	41,402
Commercial
Commercial finance receivables, net of fees	9,080	12,149
Less: allowance for loan losses	(63)	(78)
Total commercial finance receivables, net	9,017	12,071
Total finance receivables, net	$58,390	$53,473

Allowance for Loan Losses	December 31, 2020	December 31, 2019
Allowance for loan losses as a percentage of retail finance receivables, net of fees	3.7%	2.0%
Allowance for loan losses as a percentage of commercial finance receivables, net of fees	0.7%	0.6%

Delinquencies	December 31, 2020	December 31, 2019
Loan delinquency as a percentage of ending retail finance receivables:
31 - 60 days	2.1%	3.2%
Greater than 60 days	0.8	1.3
Total	2.9%	4.5%

	Three Months Ended December 31,		Years Ended December 31,
Charge-offs and Recoveries	2020	2019	2020	2019
Charge-offs	$273	$332	$1,149	$1,218
Less: recoveries	(159)	(138)	(537)	(548)
Net charge-offs	$114	$194	$612	$670
Net charge-offs as an annualized percentage of average retail finance receivables	0.9%	1.8%	1.3%	1.6%

	Three Months Ended December 31,		Years Ended December 31,
Operating Expenses	2020	2019	2020	2019
Operating expenses as an annualized percentage of average earning assets	1.6%	1.8%	1.5%	1.6%

Investor Relations contact:
Stephen Jones
Vice President, Investor Relations
(817) 302-7119
Investors@gmfinancial.com